NEW BROOM SWEEPS CLEAN

"MacDonald and Walgreen" Pronounce the current HealthRite
Management Fifth Letter as "False, Inaccurate, and Grossly
Misleading." Bradley T. MacDonald continues to stand up to Founders Management Services, Inc. and criticizes the self-dealing of Messrs. Haber and Teeger!

Bradley T. MacDonald and Charles R. Walgreen, Sr. are Co-chairmen of a committee seeking to elect a new board of directors to HealthRite Inc. (HLRT). In opposition to current management's proposed slate of directors. HealthRite manufactures and distributes nutritional food supplements under the tradenames Montana Naturals, Pure Energy, and Medfast (registered trademarks of HealthRite) and Nautilus Nutritionals (registered trademark of Nautilus Inc.)

The directors proposed by Messrs. MacDonald and Walgreen include, Industry leaders who have access to retail and wholesale decision makers who can strategically guide this company to profitability. MacDonald and Walgreen urged shareholders to compare the quality of the proposed board to the current board and what they can bring to the table.

The content of the current board's "fight letter" is "Inaccurate, Grossly Misleading and False." "There is another side of the story," explained Mr. MacDonald," While we deny the misleading statements of our opponents, we will refrain from a lengthy rebuttal. Instead, as we stated in our proxy statements, we will emphasize HealthRite's extraordinary opportunity in the marketplace if we elect a proactive board of directors like the one we have nominated. We urge our shareholders to vote for the "MacDonald and Walgreen" opposition slate by signing and mailing the GREEN PROXY.

Our Position is simple: The record of the current board, looking out for the interest of shareholders, is dismal. It is run like a small private company but with public money. Three presidents in 4 years and numerous management changes speak for themselves. There is plenty of blame to go around, but the real culprit were the severe losses in the Vitamin Specialties retail operation, the previous bankruptcy of Jason Pharmaceuticals and the lack of capital to execute the HealthRite marketing plans. Dun and Bradstreet reports, available to retailers, rated the company as a "High Risk" to do business with because of its poor payment record. Until Mr. MacDonald asked Uncle Sam to give the company a guaranteed loan, no banks would lend HealthRite money and Fleet Bank wanted out of its loan agreement.

When Jack McGowan, Sr., Vice President of Sales, joined the company he asked Messrs. Haber and Teeger, if he increased sales opportunities, could "Founders" obtain the necessary funding to support the growth of the company. They answered "yes." Despite being 5th Avenue investment bankers, "Founders" failed to convince Fleet Bank to continue lending the company money, even for the Walmart project. Worse, they failed to use their resources to obtain financing from other sources.

Anybody who knows the retail and distributor business realizes the "Experience" and "Contacts" are the essential elements that ensure success. The resumes of our board are impressive and we have the contacts to improve the capitalization and sales of HealthRite and increase the value of your investment.
Messrs. Walgreen, Panasci and Green do not associate with amateurs and people who do not have a passion for what they do. Mr. Hauge, founder of Montana Naturals, intends to help the company develop the care "HealthFood" segment that needs revitalization and expertise.

Current management are people with a vision and resume to get the job done. The current management is applying character assassination techniques to distort the reality of the real condition of the company. Our board is the only hope for positive change that will increase the value of your investment. All the other false charges will be privately handled by our attorneys. We will continue to take the high ground and ask your support based on our qualifications. If we can get "Sales and Capital" and conduct ourselves like a publicly held consumer products company instead of a "Venture Bankers" enterprise, we, indeed, believe HealthRite can and will be a profitable business.

For 3 years, "Founders" refused to break out their specific
"retail" losses to the shareholders and manipulated the "corporate" administration expense and spread it over all divisions. The numbers in their fight letter are "Unaudited" and manipulated by "Founders." They lack credibility and are suspect.

We appreciate the loyal employees of the company who have not taken sides and particularly the ones with stock who hope to improve their lot someday on their investment. We apologize for the tension caused by this proxy fight, however, it is necessary for the future of the company. The committee values your work and looks forward to providing a winning strategy, improving the capitalization, and therefore insuring am ore secure future.

The current board controlled by "Founders Equity" is primarily concerned with "cash flow, transaction fees, and their precious management services agreement (including a Lexus and Mercedes for Messrs. Haber and Teeger, Chairman and Vice Chairman)." On the other hand, Mr. Hauge, owner of over 170,000 shares, the founder of Montana Naturals has invested years of sweat equity. He acquired HealthRite stock for over $4.50 a share when he sold his company. The stock is now trading for under $2.00 per share.
Mr. MacDonald has invested over $150,000 of his own money in the Company.

Messrs. Haber and Teeger received virtually all their stock as compensation for transaction fees. The Co-Presidents appointed do not have any investment in HealthRite except stock given as a bonus last year as of August 97. The current board has marked down their options for outside directors twice in recent history and is requesting another markdown for a vote at the annual meeting. For What?

In conclusion, the committee asks for your vote because we believe that it is the only way to build HealthRite into a successful business and to increase the value of the Investment.

The Committee respectfully requests your votes at the annual shareholders meeting at the Resident Inn by Marriott, at 10710
Beaver Dam Road, Hunt Valley, Maryland 21030, at 10:00 o'clock a.m., December 17, 1997.

Send in your "Green Proxy" card voting for "MacDonald and Walgreen" and Associates in opposition to the incumbent
HealthRite board of directors.  Mail it 2d day UPS if possible.
Protect your Investment!  Elect a new Board!

If you have any questions call Beacon Hill Partners
1-800-755-5001.